                                                                   EXHIBIT 10.13

October 11, 1996


Mr. Dominic P. Orr
12833 Star Ridge Court
Saratoga, CA  95070

Dear Dominic:

On behalf of the Board of Directors of Alteon Networks, Inc. (the "Company"), I am pleased to offer you the position of President, Chief Executive Officer, and Member of the Board of Directors, commencing on or before November 1, 1996. Your location of employment will be at the Company headquarters in San Jose, California. Your salary will initially be $14,583.33 per month ($175,000.00 on an annualized basis), which will be paid in accordance with the Company's normal payroll procedures. As an employee of the Company you will be eligible to participate in benefits generally provided by the Company to its employees.

At its next meeting, the Company's Board of Directors will grant you the right to purchase 1,174,468 shares of Common Stock (the "Shares") at the fair market value for such shares (currently $0.08 per share) pursuant to the Company's Stock Option Plan. Under this plan you will vest 25% of the Shares after your first full year of employment and continue vesting at the rate of 1/48th per month thereafter, as long as you are employed by the Company. (You may also elect to purchase these Shares immediately, subject to a Company Repurchase Right that will lapse on the same schedule that the stock options would have normally vested.) If, during the term of your employment, the Company is acquired or sold, you will immediately vest a minimum of 80 percent of your then remaining unvested Shares. If the Company is acquired or sold during the first 36 months of your employment, and if you commit to full time employment with such acquiring company for a minimum of one year, you will continue vesting the remaining 20 percent of your then unvested Shares on an equal quarterly basis over the next four quarters. If, however, the Company is acquired after 36 months of your employment and you commit to full-time employment with the acquiring company for a period equal to the remainder of your original four-year vesting schedule, your then remaining unvested Shares will vest on an equal monthly basis over that same remaining period. If the acquiring company, for any reason, terminates your employment, or materially reduces your job responsibilities or compensation without cause, or requires that you relocate from the Silicon Valley, you will immediately vest 100 percent of your then remaining unvested Shares.

Your employment with the Company is for no specified period of time and constitutes "at will" employment. As a result, you are free to resign at any time, for any reason, or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with cause, or without cause. If, however, the Company decides to terminate your employment for reasons other than cause, the Company will continue your employee benefits, make monthly severance payments of $14,583.33, and continue vesting of the Shares for a period of twelve (12) months from the date your employment terminates. If the Company intends to terminate your employment for cause relating to performance, you will receive a written notice from the Board of Directors and a three (3) month probation period in which to rectify your performance prior to

                                      1.

dismissal. "Cause" or the purpose of this letter shall mean your (i) substantial and continuing failure to perform services to the Company as directed by the Board, (ii) dishonesty, gross negligence or breach of fiduciary duty, or (iii) conviction of a felony or of any crime involving fraud or embezzlement.

For the purposes of compliance with federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. This documentation must be provided to the Company within three business days of your hire date or your employment relationship may be terminated. In addition, as a condition of your employment, you will be required to sign our standard Proprietary Information Agreement; a copy is enclosed.

To indicate your acceptance of the Company's offer, please sign and date this letter below and return it to me; a duplicate original is enclosed for your records. This letter and the Proprietary Information Agreement set forth the terms of your employment with the Company and supersede any prior representation or agreement, whether written or oral. This letter may not be modified or amended except by a written agreement signed by a representative of the Company and by you.

Dominic, we are all very excited about your joining Alteon Networks, Inc., and look forward to building a great company together.

Very truly yours,

ALTEON NETWORKS, INC.

/s/ Mark A. Bryers
Mark A. Bryers
For the Board of Directors


                                         Accepted and agreed to by:


                                         /s/ Dominic P. Orr
                                         -------------------------------
                                         Mr. Dominic P. Orr


                                         October 12, 1996
                                         -------------------------------
                                         Date



Enclosures:  Duplicate Original Letter
             Proprietary Information Agreement (Original and Duplicate)

                                      2.